Exhibit (r)

FORM OF

CODE OF ETHICS

FOR

PRIORITY SENIOR SECURED INCOME FUND, INC.

PRIORITY SENIOR SECURED INCOME MANAGEMENT, LLC

(Board Approved: [    ], 2013)

Section I.                                            Statement of General Fiduciary Principles

This Code of Ethics (the “Code”) has been adopted by each of Priority Senior Secured Income Fund, Inc. and its consolidated subsidiaries (“PSSIF” or the “Corporation”), and Priority Senior Secured Income Management, LLC, the investment adviser (the “Adviser” or “PSSIM”) of the Corporation (together “Priority”), in compliance with Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”) and Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”).  The purpose of the Code is to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments, investment intentions and other non-public information of the Corporation may abuse their fiduciary duty to the Corporation, and otherwise to deal with the types of conflict of interest situations to which Rule 17j-1 and Rule 204A-1 are addressed.

The Code is based on the principle that the directors and officers of the Corporation, and the managers, partners, officers, personnel, and employees of the Adviser, who provide services to the Corporation, (i) owe a fiduciary duty to the Corporation to conduct their personal securities transactions in a manner that does not interfere with the Corporation’s transactions or otherwise take unfair advantage of their relationship with the Corporation, and (ii) owe a fiduciary duty of care, loyalty, honesty and good faith to act in the best interests of the Corporation and its stockholders.  All Access Persons (as defined below) are expected to adhere to this general principle as well as to comply with all of the specific provisions of this Code that are applicable to them.  Any Access Person who is affiliated with another entity that is a registered investment adviser is, in addition, expected to comply with the provisions of the code of ethics that has been adopted by such other investment adviser.

Technical compliance with the Code will not automatically insulate any Access Person from scrutiny of transactions that show a pattern of compromise or abuse of the individual’s fiduciary duty to the Corporation.  Accordingly, all Access Persons must seek to avoid any actual or potential conflicts between their personal interests and the interests of the Corporation and its stockholders.  In sum, all Access Persons shall place the interests of the Corporation before their own personal interests.

All Access Persons must read and retain this Code of Ethics.

Section II                                          Definitions

(A)            “Access Person” means any Supervised Person (as defined below) of the Adviser who has access to non-public information regarding the Corporation or any other clients’ purchase or sale of securities, or non-public information regarding the portfolio holdings of the Corporation or any other clients for which the Adviser serves as investment adviser, or whose investment adviser or principal underwriter controls (as defined below) the Adviser, is controlled by the Adviser, or is under common control with the Adviser, or Advisory Person (as defined below) of the Corporation or the Adviser.

(B)            An “Advisory Person” of the Corporation or the Adviser means:  (i) any director, officer, general partner, or employee of the Corporation or the Adviser, or any company in a control relationship to the Corporation or the Adviser, who in connection with his or her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of any Covered Security (as defined below) by the Corporation, or whose functions relate to the making of any recommendation with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Corporation or the Adviser, who obtains information concerning recommendations made to the Corporation with regard to the purchase or sale of any Covered Security by the Corporation.

(C)            “Beneficial Ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “1934 Act”).  Under this Rule, a person is deemed to have beneficial ownership of a security if the person, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in such security.  A “pecuniary interest” in a security means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security.  A person is presumed to have an “indirect pecuniary interest” in securities held by a member of his or her “Immediate Family” (although this presumption may be rebutted).  For purposes of the Rule, “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.  An indirect pecuniary interest also includes, among other things:

•                                         a general partner’s proportionate interest in the portfolio securities held by a general or limited partnership;

•                                         subject to certain exceptions specified in the Rule, a performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function;

•                                         a person’s right to dividends that is separated or separable from the underlying securities;

•                                         a person’s interest in securities held by certain trusts; and

•                                         a person’s right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable.  The term “derivative security” means any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to an equity security, or similar securities with a value derived from the value of an equity security.

A person who is a stockholder of a corporation or similar entity is not deemed to have a pecuniary interest in portfolio securities held by the corporation or the entity if the stockholder is not a controlling stockholder of the corporation or the entity and does not have or share investment control over the corporation’s or the entity’s portfolio.

(D)            “Chief Compliance Officer” means the Chief Compliance Officer of the Corporation or the Adviser, as the context requires.

(E)             “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.  Under the 1940 Act, “control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with the company.  A person is presumed to control a company if he or she owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting securities of that company.

(F)              “Covered Security” means a security as defined in Section 2(a)(36) of the 1940 Act and Section 202(a)(18) of the Advisers Act, which includes: any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. Covered Security also means any exchange traded fund.

“Covered Security” does not include: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open-end investment companies registered under the 1940 Act that are not Reportable Funds (as defined below); and (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies registered under the 1940 Act, none of which are Reportable Funds.

References to a Covered Security in this Code (e.g., a prohibition or requirement applicable to the purchase or sale of a Covered Security) shall be deemed to refer to and to include any warrant for, option in, or security immediately convertible into that Covered Security, and shall also include any instrument that has an investment return or value that is based, in whole or in part, on that Covered Security (collectively, “Derivatives”).  Therefore, except as otherwise specifically provided by this Code: (i) any prohibition or requirement of this Code applicable to the purchase or sale of a Covered Security shall also be applicable to the purchase or sale of a Derivative relating to that Covered Security; and (ii) any prohibition or requirement of this Code applicable to the purchase or sale of a Derivative shall also be applicable to the purchase or sale of a Covered Security relating to that Derivative.

(G)            “Independent Director” means a director of the Corporation who is not an “interested person” of the Corporation within the meaning of Section 2(a)(19) of the 1940 Act.

(H)           “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

(I)                “Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

(J)                “Reportable Fund” means any investment company registered under the 1940 Act: (i) for which the Adviser serves as an investment adviser; or (ii) whose investment adviser or principal underwriter controls the Adviser, is controlled by the Adviser or is under common control with the Adviser.

(K)           “Security Held or to be Acquired” by the Corporation means:  (i) any Covered Security which, within the most recent 15 days:  (A) is or has been held by the Corporation; or (B) is being or has been considered by the Corporation or the Adviser for purchase by the Corporation; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in Section II (F).

(L)             “Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions) or employee of the Adviser, other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser, or any other person designated as such by the Adviser’s Chief Compliance Officer.

Section III                                     Objective and General Prohibitions

A.            As set forth in this Code, all Supervised Persons must comply with applicable federal securities laws and regulations.  Access Persons may not engage in any investment transaction under circumstances in which he or she benefits from or interferes with the purchase or sale of investments by the Corporation (or the Adviser on behalf of the Corporation).  In addition, Access Persons may not use information concerning the investments or investment intentions of the Corporation, or such person’s ability to improperly influence such investment intentions, for personal gain or in a manner detrimental to the interests of the Corporation.

Access Persons may not engage in conduct that is deceitful, fraudulent or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of investments by the Corporation.  In this regard, Access Persons should recognize that Rule 17j-1 of the 1940 Act makes it unlawful for any affiliated person of the Corporation, or any affiliated person of an investment adviser for the Corporation, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Corporation to:

(i)                                    employ any device, scheme or artifice to defraud the Corporation;

(ii)                                 make any untrue statement of a material fact to the Corporation or omit to state to the Corporation a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(iii)                              engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Corporation; or

(iv)                             engage in any manipulative practice with respect to the Corporation.

Access Persons should also recognize that a violation of this Code, Rule 17j-1 of the 1940 Act or Rule 204A-1 of the Advisers Act may result in the imposition of: (1) sanctions as provided by Section VIII below; or (2) administrative, civil and, in certain cases, criminal fines, sanctions or penalties.  No Access Person may trade any security without advance approval from an Approving Officer.

B.  For purposes of this Section III.B, (i) “Priority” shall mean Priority Senior Secured Income Fund, Inc., Priority Senior Secured Income Management, LLC, Prospect Administration, LLC, and any affiliate or portfolio company of any of the foregoing; (ii) “AP” shall mean any Access Person; (iii)  “BHH” shall mean Behringer Harvard Holdings, LLC and its subsidiaries, and (iv) “relationship” shall mean an arrangement pursuant to which any Access Person is providing services to Priority.

Notwithstanding any other provision, document or agreement, each AP agrees (a) to comply with duties of loyalty, full disclosure, fairness and honesty, and all common law duties imposed on APs; and (b) not to aid any competitor or potential competitor of Priority engaged or seeking to engage in transactions involving equity tranches of collateralized loan obligation pools during the course of such AP’s relationship with Priority.  For a period ending on the first anniversary after termination of any AP’s relationship with Priority, such AP shall not solicit any person or personnel associated with Priority to work elsewhere.

Each AP agrees to respect the confidentiality of all confidential or proprietary information obtained as a result of or in the course of such AP’s relationship with Priority and not to use any such information for any purpose, except as required in the performance of such AP’s job or as otherwise directed by Priority or the Adviser in writing, or as otherwise permitted pursuant to any agreements between Priority and BHH.

Each AP of Priority, and of any company Priority invests in, is required to obey all standards of prudence and safety, and to comply at all times with all civil and criminal legal standards, including but not limited to all international, federal, state, local, SRO, and other duly constituted authority laws, regulations, procedures and protocols, and best practices, at all times, at work, at home, on vacation, domestically and internationally, and to do everything possible at all times to avoid any potential risk, harm or injury to the person or property of anyone or anything else, wherever situated.  Accordingly, just as illustrative examples, it shall be a violation of the Compliance Manual of each of PSSIF and PSSIM to text message while driving, drive while under the influence of alcohol, trespass, refuse to cooperate with an officer, ski or snowboard faster than is prudent, listen to an iPod while snowboarding, jaywalk, or fail to exercise due care on a golf course, at the beach, walking on the streets of New York City, making discriminatory or hurtful remarks, faces or gestures, etc. The above list is designed to be illustrative only and in no way exhaustive.  Lapses of sound judgment are violations of the Compliance Manual of each of PSSIF and PSSIM.  For the purpose of this paragraph only, APs that are employees or contractors of BHH who are covered by this paragraph shall be limited to the persons listed on Annex A hereof, which may not be amended without the prior written consent of BHH, which may be withheld in BHH’s sole discretion.

Notwithstanding the foregoing provisions of this Section III.B., nothing in this Section III.B. shall limit the ability of any AP who is an employee or contractor of BHH from taking any action on behalf of BHH, which is dealt with or otherwise permitted pursuant to agreements between BHH and Priority or Prospect Capital Management LLC.

Annex B is an integral part of this Section III.B as fully as if set forth herein in haec verba.

Section IV                                      Prohibited Transactions

Access Persons must comply with Section 9.4.2 of the Adviser’s Compliance Manual, which is excerpted below and may not purchase or sell any individual publicly traded security without advance approval from the CCO of PSSIM or the CCO of PSSIF.  Mutual Funds are exempt from this prohibition.

9.4.2                     Restricted Lists.  Upon notice that a Supervised Person of PSSIM is in possession of any material, non-public information regarding an issuer, or otherwise at his or her discretion, the Chief Compliance Officer of PSSIM will place the issuer on a “Restricted List” and circulate the list to Supervised Persons.  PSSIM Supervised Persons and their immediate family members are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities of an issuer during any period the issuer is listed on the Restricted List.  Issuers of which PSSIM Supervised Persons are expected to have material, non-public information on a regular basis should generally be placed on the Restricted List.  The Chief Compliance Officer of PSSIM shall take steps to immediately inform all Supervised Persons of the issuers listed on the Restricted List.

Personal Trading of PSSIF shares

Currently, shares of the Corporation (“PSSIF Shares”) are not listed on an exchange.  Access Persons must seek pre-approval from the Adviser’s CCO prior to trading in PSSIF shares.  Access Persons must comply with the policy governing trading in PSSIF Shares discussed below.

No affiliate, director, member, officer or employee of PSSIF or PSSIM, or any other person who has access to non-public information pertaining to the operations, assets, investment activities or other material matters concerning the Corporation (“Access Persons”) and their immediate family members may trade in PSSIF Shares:

(i)                                    under any circumstances, when in possession of material non-public information;

(ii)                                 without advance permission of one of the CCO of PSSIF or CCO of PSSIM (the “Approving Officers”);

(iii)                              without providing a written confirm of any permitted trade under paragraph (ii) above immediately to the Approving Officers; and

(iv)                             other than during the period beginning on the business day immediately following any earnings call held by or on behalf of PSSIF and ending on the later of (x) the four week anniversary of such date, or (y) one week before the end of the next fiscal quarter; provided, that such “trading window” shall be closed at any time any Approving Officer comes into possession of material non-public information.

Additionally, Access Persons may make transactions in PSSIF Shares outside the trading window if they are made pursuant to a predetermined, non-discretionary trading plan, provided such plan has been reviewed and approved by the PSSIM CCO.  In addition, the Adviser may grant stock or other forms of equity of the Corporation to an Access Person outside the trading window if it is made pursuant to a predetermined employee stock plan or vesting schedule, provided such grant has been reviewed and approved by the PSSIM CCO.

(A)            Advisory Persons of the Corporation or the Adviser must obtain approval from the Corporation or the Adviser, as the case may be, before directly or indirectly acquiring Beneficial Ownership in any securities in an Initial Public Offering or in a Limited Offering.  Such approval must be obtained from the Chief Compliance Officer of the Corporation or the Adviser, as the case may be, unless he is the person seeking such approval, in which case it must be obtained from the President of the Corporation or of the Adviser.

(B)            No Access Person shall recommend any transaction in any Covered Securities by the Corporation without having disclosed to the Chief Compliance Officer of the Adviser and the Corporation, his or her interest, if any, in such Covered Security or the issuer thereof, including: the Access Person’s Beneficial Ownership of any Covered Securities of such issuer; any contemplated transaction by the Access Person in such Covered Securities; any position or other economic interest that the Access Person has with such issuer; and any present or proposed business relationship between such issuer and the Access Person (or a party in which the Access Person has a significant interest).

(C)            An Access Person must comply with the Adviser’s insider trading policies and procedures with respect to material non-public information.  Please refer to the section entitled “Insider Trading Procedures” in the Adviser’s Compliance Manual.

Section V                                           Reports by Access Persons

(A) Quarterly Transaction and Annual Holdings Compliance Acknowledgement Form.

All Access Persons shall within 10 days of the date on which they become Access Persons, and thereafter, within 15 days after the end of each calendar quarter, disclose the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares or principal amount, and the trade price of all Covered Securities in which they have a direct or indirect Beneficial Ownership as of a date no more than 15 days before the person became an Access Person, in the case of such person’s initial report, and no more than 15 days before such report is submitted, in the case of annual reports.  The form of such report, entitled the Quarterly Transaction and Annual Holdings Compliance Acknowledgement Form, is attached at the end of this document and has been approved by the Chief Compliance Officer of the Adviser.  Each Quarterly Transaction and Annual Holdings Compliance Acknowledgement Form must also disclose the name of any broker, dealer or bank with whom the Access Person maintains or maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person or as of the last day of the most recent quarter, as the case may be.  Each Quarterly Transaction and Annual Holdings Compliance Acknowledgement Form shall state the date it is being submitted.  For purposes of this section, the term “Access Person” shall also include such person’s Immediate Family sharing the same household.

A Quarterly Transaction and Annual Compliance Holdings Acknowledgement Form must contain the following information with respect to each reportable transaction:

(1)        Date and nature of the transaction (purchase, sale or any other type of acquisition or disposition);

(2)        Title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares or principal amount of each Covered Security involved, and the price of the Covered Security at which the transaction was effected;

(3)        Name of the broker, dealer or bank with or through whom the transaction was effected; and

(4)        The date the report is submitted by the Access Person.

(B) Exceptions to Reporting Requirements.

(1) Independent Directors

Notwithstanding the reporting requirements set forth in this Section V, an Independent Director who would be required to make a report under this Section V solely by reason of being a director of the Corporation is not required to file a Quarterly Transaction and Annual Holdings Compliance Acknowledgement Form upon becoming a director of the Corporation.  Such an Independent Director remains exempt from filing such Quarterly Transaction and Annual Holdings Compliance Acknowledgement Forms unless such director knew or, in the ordinary course of fulfilling his or her official duties as a director of the Corporation, should have known that during the 15-day period immediately preceding or after the date of the transaction in a Covered Security by the director, such Covered Security is or was purchased or sold by the Corporation, or the Corporation or the Adviser considered purchasing or selling such Covered Security.

(2) Access Persons

An Access Person need not make any report under Section V with respect to transactions effected for, and Covered Securities held in, any account over which the Access Person has no direct or indirect influence or control.

An Access Person of the Adviser need not submit a Quarterly Transaction and Annual Holdings Compliance Acknowledgement Form if all of the information in the report would duplicate information held by the Adviser in its records that are required to be recorded pursuant to Rule 204-2(a)(13) under the Advisers Act, as amended, so long as the Adviser receives such information no later than 15 days after the end of the applicable calendar quarter.

(C) Brokerage Accounts and Statements.

Access Persons, except Independent Directors, shall:

1.             within 15 days after the end of each calendar quarter, identify the name of the broker, dealer or bank with whom the Access Person established an account in which any securities were held during the quarter for the direct or indirect benefit of the Access Person and identify any new account(s) and the date the account(s) were established.  This information shall be included on the appropriate Quarterly Transaction and Annual Holdings Compliance Acknowledgement Form.

2.             Instruct the brokers, dealers or banks with whom they maintain such an account to provide duplicate account statements to the Chief Compliance Officer of the Adviser.

3.             On an annual basis, certify that they have complied with the requirements of (1) and (2) above as provided for in the Quarterly Transaction and Annual Holdings Compliance Acknowledgement Form.

(D) Form of Reports.

A Quarterly Transaction and Annual Holdings Compliance Acknowledgement Form may be attached to broker statements or other statements which provide a list of all personal Covered Securities holdings and transactions in the time period covered by the report and contain the information required in the Quarterly Transaction and Annual Holdings Compliance Acknowledgement Form.

(E) Responsibility to Report.

It is the responsibility of each Access Person to take the initiative to comply with the requirements of this Section V.  Any effort by the Corporation, or by the Adviser and its affiliates, to facilitate the reporting process does not change or alter that responsibility.

(F) Where to File Reports.

All Quarterly Transaction and Annual Holdings Compliance Acknowledgement Forms must be filed with the Chief Compliance Officer of the Adviser or his or her appointee.

(G) Disclaimers.

Any report required by this Section V must contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect Beneficial Ownership in the Covered Security to which the report relates.

Section VI                                      Additional Prohibitions

(A) Confidentiality.

Until disclosed in a public report to stockholders or to the Securities and Exchange Commission in the normal course, it is the Adviser’s fiduciary duty to keep all information concerning the identity of security holdings and financial circumstances of the Corporation confidential.  In addition, all information concerning the securities “being considered for purchase or sale” by the Corporation shall be kept confidential by all Access Persons and disclosed by them to other Access Persons only on a “need to know” basis or as otherwise permitted by law.  It shall be the responsibility of the Chief Compliance Officer of the Adviser and the Corporation to report any inadequacy found in this regard to the directors of the Corporation.

(B) Outside Business Activities and Directorships.

Access Persons may not engage in any outside business activities that may give rise to actual, or the appearance of, conflicts of interest, interfere with the duties to the Corporation or the Adviser, or otherwise jeopardize the integrity or reputation of the Corporation or the Adviser.  Similarly, no such outside business activities may be inconsistent with the interests of the Corporation or the Adviser.  Access Persons may not use the Corporation’s or Adviser’s name or related trademarks for personal benefit (or for the benefit of a third party). All directorships of public or private companies held by Access Persons shall be reported to the Chief Compliance Officer of the Adviser and the Corporation.

Section VII                                 Certification

(A) Initial, Quarterly and Annual Certification.

It is the duty of each Access Person to read and understand the Code of Ethics and consult with the Chief Compliance Officer of the Adviser with respect to any portion of the Code that is not clearly understood.  Access Persons of the Corporation or the Adviser shall be required to certify initially, quarterly and annually that they have read this Code and that they understand it and recognize that they are subject to it and agree to comply with its terms.  Furthermore, each time an amendment to the Code is made, Access Persons shall be required to submit a written acknowledgement that they have received, read and understood the amendments to the Code and agree to comply with its terms.

On a quarterly and annual basis, Access Persons shall certify their understanding of the Code of Ethics and the Compliance Manuals by signing and submitting the Quarterly Transaction and Annual Holdings Compliance Acknowledgement Form to the Chief Compliance Officer of the Adviser or such designee.  The quarterly and annual form serves a two-fold purpose: the reporting of personal securities transactions and acknowledgement and the understanding of the Code of Ethics.

(B) Board Review.

No less frequently than annually, the Chief Compliance Officer of the Corporation and the Adviser must furnish to the Corporation’s board of directors, and the board of directors must consider, a written report that: (A) describes any issues arising under this Code of Ethics or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to material violations; and (B) certifies that the Corporation or the Adviser, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

Section VIII                            Sanctions

Any violation of this Code shall be subject to the imposition of such sanctions by the Corporation or the Adviser as may be deemed appropriate under the circumstances to achieve the purposes of Rule 17j-1 of the 1940 Act, Rule 204A-1 of the Advisers Act and this Code.  The sanctions to be imposed shall be determined by the board of directors, including a majority of the Independent Directors, provided, however, that with respect to violations by persons who are directors, managers, officers or employees of the Adviser (or of a company that controls the Adviser), the sanctions to be imposed shall be determined by the Adviser (or the controlling person thereof).  Sanctions may include, but are not limited to, suspension or termination of employment, a letter of censure and/or restitution of an amount equal to the difference between the price paid or received by the Corporation and the more advantageous price paid or received by the offending person with respect to any security transaction.

Section IX                                     Administration and Construction

(A)            The administration of this Code shall be the responsibility of the Chief Compliance Officer of the Adviser.

(B)            The duties of the Chief Compliance Officer of the Adviser are as follows:

(1)        Continuous maintenance of a current list of the names of all Access Persons with an appropriate description of their title, including a notation of any directorships held by Access Persons who are officers or employees of the Adviser or of any company that controls the Adviser, and informing all Access Persons of their reporting obligations hereunder;

(2)        On an annual basis, providing all Access Persons a copy of this Code and informing such persons of their duties and obligations hereunder including any supplemental training that may be required from time to time;

(3)        Maintaining or supervising the maintenance of all records and reports required by this Code and reviewing Quarterly Transaction and Annual Holdings Compliance Acknowledgement Forms periodically;

(4)        Preparing listings of all transactions effected by Access Persons who are subject to the requirement to file Quarterly Transaction and Annual Holdings Compliance Acknowledgement Forms and reviewing such transactions against a listing of all transactions effected by the Corporation;

(5)        Issuance either personally or with the assistance of counsel as may be appropriate, of any interpretation of this Code that may appear inconsistent with the objectives of Rule 17j-1 of the 1940 Act, Rule 204A-1 of the Advisers Act and this Code;

(6)        Conducting such inspections or investigations as shall reasonably be required to detect and report, with recommendations, any apparent violations of this Code to the board of directors of the Corporation; and

(7)        Submission of a written report to the board of directors of the Corporation, no less frequently than annually, that describes any issues arising under the Code since the last such report, including but not limited to the information described in Section VII (B).

(C)            The Chief Compliance Officer of the Adviser shall maintain or cause to be maintained in an easily accessible place at the principal place of business of the Corporation and the Adviser, the following records:

1.             A copy of all codes of ethics adopted by the Corporation or the Adviser and its affiliates, as the case may be, pursuant to Rule 17j-1 of the 1940 Act and/or Rule 204A-1 and the Advisers Act that have been in effect at any time during the past five (5) years;

2.             A record of each violation of such codes of ethics and of any action taken as a result of such violation for at least five (5) years after the end of the fiscal year in which the violation occurs;

3.             A copy of each report made by an Access Person for at least two (2) years after the end of the fiscal year in which the report is made, and for an additional three (3) years in a place that need not be easily accessible;

4.             A copy of each report made by the Chief Compliance Officer of the Adviser and/or the Corporation to the board of directors of the Corporation for two (2) years from the end of the fiscal year of the Corporation in which such report is made or issued and for an additional three (3) years in a place that need not be easily accessible;

5.             A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to Rule 17j-1 of the 1940 Act, Rule 204A-1 of the Advisers Act and this Code of Ethics, or who are or were responsible for reviewing such reports;

6.             A copy of each report required by Section VII (B) for at least two (2) years after the end of the fiscal year in which it is made, and for an additional three (3) years in a place that need not be easily accessible; and

7.             A record of any decision, and the reasons supporting the decision, to approve the acquisition by Advisory Persons of securities in an Initial Public Offering or Limited Offering for at least five (5) years after the end of the fiscal year in which the approval is granted.

(D)            This Code may not be amended or modified except in a written form that is specifically approved by majority vote of the Independent Directors.

This Code of Ethics initially was adopted and approved by the Board of Directors of the Corporation, including a majority of the Independent Directors, at a meeting on [     ], 2013.